EXHIBIT 10.q

                               SEVERANCE AGREEMENT


AGREEMENT made as of this 18th day of March 1998 by and between MTS Systems Corporation, a Minnesota corporation ("MTS") and Steven M. Cohoon (the "Executive").

WHEREAS, MTS desires to employ Executive as its Vice President is willing to become employed by MTS in such capacity; and

WHEREAS, Executive is expected to make a significant contribution to the profitability, growth and financial strength of MTS; and

WHEREAS, MTS considers the establishment and maintenance of a sound and vital management and an orderly succession plan to be essential to protecting and enhancing the best interests of MTS and its shareholders; and

WHEREAS, this Agreement is consistent with the requirements of the executive/high policy-making exception to the Age Discrimination in Employment Act, 29 U.S.C. Section 631 (c)( 1) (the "Executive Exemption"), benefits in connection therewith are pursuant to pension, profit sharing and deferred compensation plans as defined therein, and Executive, by virtue of his/her duties and responsibilities on behalf of MTS, qualifies under said exception for mandatory retirement on or after his/her 65th birthday; and

WHEREAS, MTS is providing Executive, simultaneously with this Agreement, consideration in the form of a Change in Control Agreement, to provide additional benefits to Executive in the event of a change in control;

NOW THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (a) the date on which the Executive and MTS agree in writing to terminate this Agreement, or (b) the Date of Termination indicated in paragraph 2, 3, or 4 hereunder. If a change in control occurs, as defined in that certain agreement between the Executive and MTS of even date herewith (the "Change in Control Agreement", attached as Exhibit 1), this Agreement shall be superseded by the provisions of the Change in Control Agreement except as provided in the following sentence. MTS's right under this Agreement to terminate the Executive's employment pursuant to the Executive Exemption shall not be superseded by the Change in Control Agreement and the Executive shall be entitled to receive the benefits to which he/she is entitled under subparagraph 4(d) hereunder if such termination occurs.

2. Termination by Reason of Death or Disability. In the event of the Executive's death or disability during the Term of this Agreement, Executive shall be entitled to such benefits provided under any policy, plan or program governing death or disability maintained by MTS and covering such Executive and this Agreement shall not apply. The determination of disability and the amount and entitlement of benefits shall be governed by the terms of such policy, plan or program. In the event of the Executive's disability, the Executive's Date of Termination shall be the date on which Executive has been unable, by reason of

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         physical or mental disability, to perform the services required of him/her for his/her position, even with reasonable accommodation, for the period of time indicated in MTS's group long term disability plan (in which the Executive is a participant) during which a participant must be disabled before benefits become payable. In connection with Executive's termination due to disability, a qualified physician must certify the disability and MTS shall at all times comply with the Americans With Disabilities Act and any other applicable disability discrimination law.

3.       Resignation or Termination for Cause.

         (a) The Executive may resign his/her employment or MTS may terminate the Executive's employment for Cause, effective as of the Date of Termination set forth in the Notice of Termination. If Executive resigns or his/her employment is terminated by MTS for Cause, MTS shall pay to Executive his/her full base salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given and MTS shall have no further obligation to Executive under this Agreement.

         (b) Termination by MTS of Executive's employment for "Cause" shall mean termination as a result of:

                  (i) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or

                  (ii)     willful misconduct by the Executive; or

                  (iii) violation by the Executive of any employment agreement applicable to the Executive.

4. Termination Other Than for Cause. MTS may terminate Executive's employment for a reason other than Cause, including pursuant to the Executive Exemption on or after Executive's 65th birthday, effective as of the Date of Termination set forth in the Notice of Termination. If Executive's employment is terminated by MTS other than for Cause, death or disability, Executive shall be entitled, subject to subparagraph 4(d)(v) and paragraph 9 of this Agreement, to the benefits described in subparagraphs (a), (b) and (c) below and, if applicable, subparagraph
         (d) below.

         (a) Executive shall be paid a monthly Severance Payment equal to the Executive's Monthly Gross Income, as defined in subparagraph (i) below for 9 months.

                  (i) For purposes of this Agreement, Monthly Gross Income shall mean the sum of the following amounts, subject to applicable federal and state withholding.

                          (A) 1/12 of the highest average base salary for any 12- consecutive month period during the 36 calendar month period ending immediately prior to the Date of Termination; plus

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                          (B) the monthly average of the total Management Variable Compensation (MVC) earned during the lesser of the 3 most recent or the actual number of fiscal years participating in the MVC plan ending immediately prior to the Date of Termination; plus

                          (C) the product of the average percentage of MTS profit sharing contributions to the MTS Systems Corporation Profit Sharing Retirement Plan and Trust (as a percent of Compensation as defined in the Plan) for the lesser of the 3 most recent or the actual number of participating Plan Years ending immediately prior to the Date of Termination multiplied by the sum of (A) and (B) above.

         (b) Following the Executive's Date of Termination and while severance payments are being paid to the Executive or, if earlier, until Executive is covered under other group plans, MTS shall continue to pay the employer share of the Executive's MTS group life and health insurance premiums. All premium payments made on Executive's behalf following his/her Date of Termination and Executive's continued participation in the plans are contingent upon Executive making the appropriate timely written elections to continue his/her group benefits following his/her Date of Termination, said group benefits continuing in effect for active MTS employees, Executive continuing to be eligible under the terms of the plans and applicable laws, and Executive's payment of the employee portion of the premiums for such benefits. MTS will deduct these amounts from its payments to the Executive. Benefits otherwise receivable by Executive pursuant to this subparagraph (b) shall be reduced or eliminated to the extent comparable benefits are actually received by Executive during such period from a source outside MTS, and any such benefits actually received by Executive shall be reported to MTS.

                  Following the severance pay period, Executive shall be entitled to continue any of said benefits which qualify as group health and life insurance benefits for continuation coverage under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") or applicable state law and pursuant to the terms of the plan.

         (c) The Executive's rights under any existing Employee Stock Option Agreement and any future such agreements, including particularly his/her right to exercise his/her options following his/her termination of employment, shall continue to be fully effective hereunder. In addition, if the Executive's termination of employment occurs pursuant to the Executive Exemption on or after he/she has reached his/her 65th birthday, the Executive shall continue to vest in any stock options in which he/she is not fully vested, as though he/she were continuing his/her employment with MTS as an active employee, subject at all times to the exercise times and other terms and conditions set forth in said Stock Option Agreements and to Executive's signing the release agreement described in paragraph 9 herein.

         (d) If Executive's termination of employment occurs pursuant to the Executive Exemption on or after he/she has reached his/her 65th birthday, Executive shall be entitled to receive the lump sum equivalent of the amount necessary to purchase a

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                  $44,000 pre-tax straight life annuity, said lump sum to be taken from MTS contributions and earnings thereon to Executive's accounts in MTS sponsored pension, profit sharing, and deferred compensation plans, as applicable. If Executive is entitled to less than that amount from the applicable MTS plans in which he/she is a participant as of his/her Date of Termination, then MTS shall make an additional contribution on Executive's behalf to Executive's Deferral Account in the MTS Systems Corporation Executive Deferred Compensation Plan, pursuant to Section 3.4 of said Plan. The amount to which Executive is entitled under subparagraph 4(a) of this Agreement shall be reduced by MTS's Section 3.4 contribution to the MTS Systems Corporation Executive Deferred Compensation Plan, as described in subparagraph (v) below. Calculation of the Executive's benefit shall be as follows:

                  (i) The benefits to which Executive is entitled, as of his/her Date of Termination, under all MTS sponsored pension, profit sharing and deferred compensation plans shall be added together.

                  (ii) Amounts in said plans, as determined in accordance with 29 Code of Federal Regulations ss. 1627.17, attributable to Social Security, employee contributions, contributions of prior employers, and rollover contributions, shall be subtracted from the subparagraph (i) amount and the resulting figure shall be the "Qualified Retirement Benefit".

                  (iii) MTS shall determine the lump sum equivalent of the amount necessary to purchase a straight life annuity for Executive, effective as of his/her Date of Termination, which would provide Executive with $44,000 a year for life (the "ADEA Benefit"). MTS shall retain a certified actuary to determine said lump sum equivalent amount, using the applicable mortality table and applicable interest rate under
                          Section 417(e) of the Internal Revenue Code and Regulations issued thereunder.

                  (iv) If the Qualified Retirement Benefit exceeds the ADEA Benefit, the Executive shall have the option (but is not required) to receive the Qualified Retirement Benefit in a lump sum, as provided under the applicable plans, within 60 days following his/her Date of Termination. The Executive may elect to receive the Qualified Retirement Benefit in either a lump sum or a series of periodic payments pursuant to the terms of the applicable plans. The Executive may also receive the payments and benefits set forth in subparagraphs 4(a) and (b) of this Agreement provided he/she executes the release agreement required in paragraph 9 of this Agreement. The benefits set forth in subparagraph 4(c) shall at all times be available to the Executive.

                  (v) If the Qualified Retirement Benefit is less than the ADEA Benefit, MTS shall make a contribution to Executive's Deferral Account in the MTS Systems Corporation Executive Deferred Compensation Plan, pursuant to Section 3.4 of said Plan, in an amount equal to the difference between the Qualified Retirement Benefit and the ADEA Benefit (the "Qualified Retirement

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                          Benefit Supplement"). The Executive shall have the option (but is not required) to receive the Qualified Retirement Benefit and, if applicable, the Qualified Retirement Benefit Supplement from said Plan within 60 days following his/her Date of Termination. The Executive may elect to receive the Qualified Retirement Benefit and, if applicable, the Qualified Retirement Benefit Supplement, in either a lump sum or a series of periodic payments pursuant to the terms of the applicable plans. The payments to Executive described in subparagraph 4(a) of this Agreement shall be reduced by the amount of MTS's contribution to Executive's Deferral Account in the MTS Systems Corporation Executive Deferred Compensation Plan, pursuant to Section 3.4 of said Plan, to create the Qualified Retirement Benefit Supplement. All payments remaining in subparagraph 4(a) after this reduction and the subparagraph 4(b) and (c) benefits shall be paid to Executive in accordance with the terms of those subparagraphs, provided Executive executes the release agreement required in paragraph 9 of this Agreement.

                  (vi) Executive's Qualified Retirement Benefit and, if applicable, the Qualified Retirement Benefit Supplement, shall be nonforfeitable and not subject to reduction or elimination by MTS for any reason.

5. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise except as specifically provided herein.

6.       Non-Competition and Confidentiality

         (a) Executive agrees that, as a condition of receiving benefits under this Agreement, he/she will not render services directly or indirectly to any competing organization located in any market in which MTS is doing business as of Executive's Date of Termination for the period of time during which Executive is receiving benefits under this Agreement or the Change in Control Agreement, in connection with the design, implementation, development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any "Conflicting Product" which as used herein means any product, process, system or service of any person, firm, corporation, organization other than MTS, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system, or service produced, developed, or used by MTS.

         (b) Executive further agrees and acknowledges his/her existing obligation that, at all times during and subsequent to his/her employment with MTS, he/she will not divulge or appropriate to his/her own use or the uses of others any

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                  secret or confidential information pertaining to the business of MTS, or any of its subsidiaries, obtained during his/her employment by MTS or any of its subsidiaries.

         (c)      If Executive violates his/her obligations under subparagraphs
                  (a) and (b) above, any remaining payments or benefits otherwise due Executive pursuant to subparagraphs 4(a) and (b) of this Agreement shall not be paid. This subparagraph (c) specifically does not apply to the subparagraph 4(a) reduction amount equal to the Qualified Retirement Benefit Supplement, as described in subparagraph 4(d)(v).

7. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, heirs, and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiaries, or, if there is no such designated beneficiary, to the Executive's estate.

8.       Notice of Termination.

         (a) Any purported termination of Executive's employment by either Executive or MTS under this Agreement, except as otherwise provided in paragraph 2 of this Agreement, shall be communicated by written notice to the other party.

         (b) For purposes of this Agreement, "Date of Termination" shall mean the date specified in the written Notice of Termination which shall not be less than 10 nor more than 60 days from the date such Notice of Termination is given.

         (c) Notice of Termination and all other communications provided for in the Agreement shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of the Executive or in the case of MTS, to its principal office to the attention of each of the then directors of MTS with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. Release of Claims. Executive's right to the benefits and payments described in subparagraphs 4(a), (b) and (c) of this Agreement, except as otherwise provided in subparagraph 4(d)(v) hereof, is contingent upon Executive's execution of a severance release agreement which shall be provided to Executive by MTS with or following his/her Notice of Termination. The severance release agreement shall require a full release of all claims which Executive may have against MTS or any MTS affiliate or individual associated with MTS, to the extent permitted by and consistent with applicable laws. Such release agreement shall prohibit Executive

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         from recovering any amount in connection with a charge or lawsuit filed against MTS or any MTS affiliate, employee, shareholder, officer, director or other agent by Executive, EEOC or any other agency or entity on Executive's behalf based upon any act occurring prior to execution of said release agreement. The release agreement will be available for Executive's review, consideration and execution at least 45 days prior to his/her Date of Termination.

10. Injunctive Relief. Executive consents that, in the case of any violation or threatened violation of paragraph 6 of this Agreement, MTS may apply for and secure injunctive relief, temporary or provisional, in court, without bond but upon due notice, pending final resolution on the merits pursuant to arbitration as set forth in paragraph 11 hereof. No waiver of any violation of this Agreement shall be implied from any failure by MTS to take action under this paragraph.

11. Arbitration. Any and all claims or disputes between Executive and MTS (including the validity, scope, and enforceability of this paragraph), except as otherwise provided under paragraph 10 or prohibited under applicable law, shall be submitted for arbitration and resolution to an arbitrator. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitation. The arbitrator shall be selected by mutual agreement of the parties. Unless otherwise provided for in this Agreement, the Expedited Labor Arbitration Rules of the American Arbitration Association shall apply. If the parties are unable to agree upon an arbitrator, any such dispute shall be solely and finally settled by arbitration in accordance with the Expedited Labor Arbitration Rules of the American Arbitration Association ("AAA"). The parties agree that no punitive damages shall be awarded hereunder. The parties also agree that all awards, decisions and remedies in favor of a winning party hereunder with respect to any issue shall be proportional to the violation caused by the losing party with respect to that issue. All costs in conducting the arbitration, including but not limited to the arbitration filing fee, the arbitrator's fees and expenses, and the reasonable attorney's fees and expenses of the prevailing party (including the attorney's fees and costs incurred by the prevailing party in seeking or resisting temporary or provisional court relief as set out in paragraph 10 above), shall be the responsibility of the losing party. In the event there is more than one issue in dispute and there is no one prevailing party with respect to all issues in dispute, costs and attorney's fees shall be prorated by the arbitrator according to the relative dollar value of each issue. The arbitrator's Award shall be final and binding. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney's fees and court costs. The arbitration proceedings and Award shall be maintained by both parties as strictly confidential, except as otherwise required by court order and with respect to the parties' attorneys and tax advisors, and, with respect to MTS, members of its management, and, with respect to Executive, his/her family.

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12.      Miscellaneous.

         (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of or compliance with, any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.

         (b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         (d) Any provision of this Agreement which conflicts with applicable law shall be modified to the extent necessary to ensure its enforceability. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in frill force and effect.

This Agreement supersedes any and all prior oral and written understandings and agreements between the Executive and MTS, provided however that the Change in Control Agreement signed of even date herewith shall, if applicable, supersede this Agreement, except as otherwise provided in Paragraph 1 of this Agreement.

IN WITNESS WHEREOF, MTS, through its authorized officer, and the Executive have executed this Agreement as of the day and date first above written.


            EXECUTIVE                       MTS SYSTEMS CORPORATION


            /s/ Steven M. Cohoon            By   /s/  S. W. Emery, Jr.
            --------------------               -----------------------
            Steven M. Cohoon
                                            Its Chairman and CEO